Exhibit 99.1

Bulldog Technologies Announces Field Trial Agreement with Transportation Carrier

Shadow Lines Transportation Group Chooses Road BOSSTM Wireless Cargo Security Solution

RICHMOND, British Columbia, January 6, 2005 — Bulldog Technologies Inc. (OTC BB: BLLD), an innovative provider of wireless cargo security solutions, today announced that it has entered into a field trial agreement with Shadow Lines Transportation.

Shadow Lines operates across Canada and throughout the 48 states of continental USA, and is now in its 35th year as a service-based transportation company. Shadow Lines fleet consists of 220 highway tractors and over 800 trailers. Its diversified trailer equipment includes container chassis, flat decks, dry vans, and pneumatic trailers. Shadow Lines has its head office and maintenance facilities in Langley, British Columbia, Canada and runs its container fleet of 40 trucks from this terminal, transporting containers back and forth between Vancouver and the deep sea ports of Seattle and Tacoma. Fifty trucks involving vans and flat decks are also dispatched to various points from this location.

“Shadow Lines has recently experienced tremendous growth in British Columbia as well as in the Prairie Region, and now operates out of four offices in Calgary, Edmonton, and Regina”, noted Darren Theobald, Director of Operations of Shadow Lines Transportation Group. “We are often called upon to transport high-value cargo. To maintain our commitment to excellence and customer service, we felt we needed to offer a reliable and effective cargo security solution, which is why we have decided to have a close and intimate look at Bulldog Technologies’ innovative wireless security systems.”

“Like all trucking companies, we have experienced container tampering and cargo theft”, added Sean Davis of Shadow’s Van Operations. “We feel that the Road BOSSTM security solution promises to be a valuable asset in protecting our equipment as well as the cargo inside.”

“Our BOSSTM portfolio of wireless cargo security solutions is getting recognized by various players in the supply chain as a promising solution,” said James McMillan, COO of Bulldog Technologies. “We are extremely pleased to be working with Shadow Lines Transportation as an important component in this chain.”

About Shadow Lines Transportation Group

Shadow Lines Transportation Group offers a variety of brokerage services and can handle almost any transportation request throughout North America. Shadow Lines is confident in meeting the transportation needs of their customers and can help find the appropriate equipment or service to meet demanding just-in-time requirements.

For more information, visit Shadow Lines on the Web at www.shadowlines.com.

About Bulldog Technologies

Bulldog Technologies, Inc., an innovative provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage cargo containers and theft of mobile or in-transit shipping containers.

For further information, visit Bulldog on the Web at www.bulldog-tech.com.

Press Contact:	Investor Contact:
Jan Roscovich Director Public Relations Bulldog Technologies Inc. (604) 271-8656 jroscovich@bulldog-tech.com	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com